Laidlaw International Announces Change to Board of Directors

NAPERVILLE, IL, September 13, 2004 — Laidlaw International (NYSE: LI) today announced the resignation of Vicki A. O’Meara from its Board of Directors. Ms. O’Meara, the Chief of Corporate Operations for Ryder Systems, Inc. resigned for personal business reasons.

     Peter E. Stangl, Chairman of the Board of Directors of Laidlaw International, said, “On behalf of the Board and the management team, I would like to recognize and thank Vicki for the many contributions she made to Laidlaw International in the first year following its reorganization. We will miss her and the insights she provided to the Board.”

     Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information, visit our website at www.laidlaw.com.

Contact: Sarah Lewensohn Director, Investor Relations (630) 848-3120

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